SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO SUMMIT GROWTH MANAGEMENT LLC THE STEVEN G. MIHAYLO TRUST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 20, 2007, Steven G. Mihaylo issued the following press release:

Media Contact:

Sitrick And Company

Terry Fahn or John Lippman

(310) 788-2850

Investor Contact:

MacKenzie Partners

Dan Burch or Amy Bilbija

(212) 929-5500

ISS Recommends Shareholders Vote AGAINST Inter-Tel Buyout by Mitel

Mihaylo Receives Financing Commitments Demonstrating Feasibility

of Recapitalization Proposal

Mihaylo Urges Shareholders to VOTE NO on Mitel Proposal

TEMPE, AZ – June 20, 2007 – Steven G. Mihaylo, founder and former Chief Executive Officer of Inter-Tel (Delaware), Incorporated (NasdaqNM: INTL - News) today announced that Institutional Shareholder Services (“ISS”), one of the world’s leading providers of proxy voting and corporate governance solutions to the institutional marketplace, recommended that shareholders vote AGAINST the merger with Mitel Networks Corporation (“Mitel”) at the June 29th shareholder meeting.

In its report, ISS stated that “Based on our review of the terms of the transaction, in particular, the relatively low 7.6 percent 1-day offer premium, the flawed sale process, lack of an imminent reason to sell the company without conducting a proper sale process, and valuation, we believe that the merger agreement does not warrant shareholder support.”1

“I am gratified ISS agrees with my position that shareholders should not vote in favor of the Mitel buyout at $25.60 per share. I believe we are here today due to a flawed process that resulted in an undervalued offer,” stated Mr. Mihaylo. “Based on the assumptions underlying the recapitalization analysis, the Company is worth more than the Mitel offer. Indeed, I believe a proper auction should have been conducted to win the highest price for shareholders,” he said.

Furthermore, as ISS recognized, Mr. Mihaylo is not alone in his concerns regarding the process and valuation: Millenium Management LLC, which owns approximately 3.2% of the outstanding shares, sent a letter to Inter-Tel on June 13, 2007, stating that, in their view, the process was not a full and fair auction and the proposed purchase price fails to value the Company adequately.2

Mr. Mihaylo added, “Absent a higher bid, I believe Inter-Tel has a better alternative through a leveraged recapitalization, which will provide greater value to all shareholders and will at the same time preserve the opportunity for future growth and upside potential, including a potential sale at a later date. I urge all shareholders, especially current and former employees who care as

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1 Permission to use quoted statements was neither sought nor obtained.

2 Permission to use statements cited was neither sought nor obtained.

much about the Company as I do, to stand up, be heard and vote their shares AGAINST this buyout proposal.”

With regard to his proposed recapitalization plan, Mr. Mihaylo also announced that the Royal Bank of Canada and RBC Capital Markets have committed a total of $255 million to finance Mr. Mihaylo’s recapitalization plan subject to customary closing conditions similar to those contained in the Mitel financing commitments.

The Senior Secured Financing Commitment Letter consists of the following:

•	First-lien term loan facility in an aggregate principal amount of up to $125.0 million
•	$30.0 million revolving credit facility
•	Second-lien term loan facility in an aggregate principal amount of up to $100.0 million

“With Royal Bank of Canada and RBC Capital Markets as my financing partners and their firm commitment to my recapitalization plan, I am confident Inter-Tel shareholders will agree that my proposal is superior to Mitel’s buyout offer and will vote AGAINST the merger at the upcoming meeting of shareholders on Friday, June 29, 2007,” stated Mihaylo. “I believe the $255 million commitment should more than adequately address concerns raised by the Board concerning the financeability of the recapitalization proposal and should not require any asset disposition.”

Mr. Mihaylo added, “The Board has had ample time to pursue its ‘strategic options’ but I believe the Board never had a coherent plan as evidenced by its recent agreement to sell the Company to Mitel.  Thus, if the shareholders vote AGAINST the merger, I believe it should be viewed as an unequivocal vote of no-confidence for the Board and the Company’s leadership over the past 15 months.”

Participant Legend

Shareholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven G. Mihaylo for use at the June 29, 2007 Special Meeting of Shareholders because they contain important information. The preliminary proxy statement was filed on June 8, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission and can be obtained as described above.

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